Exhibit 99.1

Qualys Announces Resignation of CEO Philippe Courtot

Sumedh Thakar Continues as Interim CEO and Board Member

FOSTER CITY, Calif., – March 22, 2021 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of disruptive cloud-based IT, security and compliance solutions, today announced that Philippe Courtot, chairman of the board and chief executive officer, has resigned from his role as CEO for health reasons.

On February 7, 2021, Courtot took a leave of absence due to health issues unrelated to COVID-19. At this time, Sumedh Thakar, Qualys’ president and chief product officer, was named interim CEO and principal executive officer and appointed to the Board. Thakar remains in those positions following today’s announcement.

Sandra E. Bergeron, Qualys’ Lead Independent Director, stated, “Since becoming CEO 20 years ago, Philippe has built Qualys into a leading provider of cloud-based information security and compliance solutions, and we are incredibly grateful for his vision and leadership. On behalf of Qualys’ Board and all of our employees, we keep Philippe and his family in our thoughts. As we enter our next chapter of leadership, Sumedh has the full confidence of the Qualys Board, and we appreciate the steady hand he has brought to the company since becoming interim CEO last month.”

“We are incredibly proud of the visionary work that Philippe has done to lead Qualys during his time with the company,” said Thakar. “It has been a privilege and an honor to work alongside Philippe since I joined the company in 2003. I appreciate the continued support of the Board as we continue to drive forward our mission to ensure customer satisfaction.”

Courtot will remain a director until his current term expires at the Qualys’ 2021 annual meeting of stockholders and will not stand for re-election. Thakar will continue to serve on the Board as a Class III director until Qualys’ 2021 annual meeting of stockholders, or until his successor is duly elected and qualified.

About Qualys

Qualys, Inc. (NASDAQ: QLYS) is a pioneer and leading provider of disruptive cloud-based IT, security and compliance solutions with over 19,000 active customers in more than 130 countries, including a majority of each of the Forbes Global 100 and Fortune 100. Qualys helps organizations streamline and consolidate their security and compliance solutions in a single platform and build security into digital transformation initiatives for greater agility, better business outcomes, and substantial cost savings.

The Qualys Cloud Platform and its integrated Cloud Apps deliver businesses critical security intelligence continuously, enabling them to automate the full spectrum of auditing, compliance, and protection for IT systems and web applications across on premises, endpoints, cloud, containers, and mobile environments. Founded in 1999 as one of the first SaaS security companies, Qualys has established strategic partnerships with leading cloud providers like Amazon Web Services, Microsoft Azure and the Google Cloud Platform, and managed service providers and consulting organizations including Accenture, BT, Cognizant Technology Solutions, Deutsche Telekom, DXC Technology, Fujitsu, HCL Technologies, IBM, Infosys, NTT, Optiv, SecureWorks, Tata Communications, Verizon and Wipro. The company is also a founding member of the Cloud Security Alliance. For more information, please visit www.qualys.com.

Qualys and the Qualys logo are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Investor Contact

Vinayak Rao

Vice President, Corporate Development and Investor Relations

+1 (650) 801-6210

ir@qualys.com

Media Contact

Tami Casey

Director, Global Corporate Communications

+1 (650) 801-6196

tcasey@qualys.com